Exhibit 23.2

[LETTERHEAD OF PRICEWATERHOUSE COOPERS LLP]

Consent of Independent Registered Public Accounting Firm

We hereby consent to the reference to our firm under the caption “Experts” and to the use of our auditors’ report dated March 16, 2007, on the balance sheets of the Nevada-based business of Vista Gold Corp. as of December 31, 2006, 2005 and 2004 and the related statements of loss and cash flows for each of the three years ended December 31, 2006, 2005 and 2004, included in the Registration Statement (Form S-1 No. 333-            ) and related Prospectus of Allied Nevada Gold Corp. for the registration of 7,896,000 shares of its Common Stock.

/s/ PricewaterhouseCoopers LLP

Chartered Accountants

Vancouver, BC, Canada

July 26, 2007